Exhibit 8.2

Gowling WLG (Canada) LLP
Suite 1600, 1 First Canadian Place
100 King Street West
Toronto, ON M5X 1G5

July 10, 2017

Intellipharmaceutics International Inc.
30 Worcester Road
Toronto, Ontario
M9W 5X2

Dear Sirs/Mesdames:

Re:	Intellipharmaceutics International Inc. - Registration Statement on Form F-3

We have acted as Canadian tax counsel to Intellipharmaceutics International Inc. (the “Company”), a corporation formed under the laws of Canada, with respect to certain legal matters in connection with the offer and sale of up to US$100 million of the Company’s common shares, preference shares, warrants, subscription receipts, subscription rights and/or units (the “Securities”) pursuant to a Registration Statement on Form F-3 (together with any amendments through the date of its effectiveness, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

In connection therewith, we have reviewed the discussion set forth under the caption “Certain Canadian Federal Income Tax Considerations” in the Registration Statement (the “Discussion”).

The following opinion represents and is based upon our best judgment regarding the application of the Income Tax Act (Canada) (the “Tax Act”), the regulations thereunder (the “Regulations”), the current provisions of the Canada-U.S. Tax Convention and our understanding of the current administrative policies and assessing practices published in writing by the Canada Revenue Agency (the “CRA”) as at the date of this letter. This opinion also takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this letter (“Proposed Amendments”). Our opinion is not binding upon CRA or the courts, there is no assurance CRA will not assert a contrary position and that a court will not reach a different conclusion. There is also no assurance that the Proposed Amendments will be enacted or will be enacted as currently proposed. Other than the Proposed Amendments, the legal conclusions contained in the Discussion do not take into account or anticipate any changes in law or the administrative policies or assessing practices of CRA, whether by judicial, legislative, governmental or administrative decision or action, and we assume no responsibility to inform you of any such changes in the law or administrative policies or assessing practices that may occur or come to our attention. The legal conclusions contained in the Discussion also do not take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those contained in the Discussion. If the transactions described in the Registration Statement are consummated in a manner that is inconsistent with the manner in which they are described therein or there is any inaccuracy in the facts or assumptions or representations made to us by the Company, on which we relied, our opinion may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications, limitations, exceptions and exclusions stated in this letter and in the Discussion, we are of the opinion that all statements of legal conclusions contained in the Discussion, unless otherwise noted, in our opinion are correct and accurate with respect to the matters set forth therein. In addition, we are of the opinion that the Discussion, with respect to those matters as to which no legal conclusions are provided, is an accurate discussion of such Canadian federal income tax matters (except for the representations and statements of fact of the Company, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the U.S. Securities Act or the Rules.
Yours truly, /s/ GOWLING WLG (CANADA) LLP Gowling WLG (Canada) LLP